Exhibit 4.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT (this “Amendment”), dated as of April 21, 2009, amends and modifies a certain Credit Agreement, dated as of July 30, 2008 (the “Credit Agreement”), among OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), BANK OF AMERICA, N.A., as Syndication Agent, U.S. BANK NATIONAL ASSOCIATION, as Agent (in such capacity, the “Agent”), and the Banks, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     FOR VALUE RECEIVED, the Borrower, the Banks and the Agent agree that the Credit Agreement is amended as follows.
ARTICLE I — AMENDMENTS TO ERISA PROVISIONS
     1.1 ERISA Representation. Section 7.9 is amended to read as follows:
     “Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. As of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.”
For convenience of reference, prior to this Amendment, Section 7.9 had read as follows:
     “Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.”
     1.2 ERISA Affirmative Covenant. Section 8.9 is amended to read as follows (for convenience of reference, added wording is underlined):
     “Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards.”
     1.3 ERISA Negative Covenant. Section 9.3 is amended to read as follows:
     “Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.”
For convenience of reference, prior to this Amendment, Section 9.3 had read as follows:
     “Section 9.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $500,000.”
     1.4 ERISA Default. Section 10.1(i) is amended to read as follows:
“(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the institution by the PBGC of steps to terminate any Plan;”
For convenience of reference, prior to this Amendment, Section 10.1(i) had read as follows:
“(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $5,000,000, or the institution by the PBGC of steps to terminate any Plan;”
ARTICLE II – AMENDMENTS TO OTHER PROVISIONS
     2.1 Definitions. Section 1.1 is amended to read as set forth in Exhibit A to this Amendment.

     2.2 Swing Line Loans. Section 2.1 (b) is amended to read as follows:
“(b) Upon request by the Borrower, the Swing Line Bank may, at its sole discretion, make loans (each a ‘Swing Line Loan’ and, collectively, the ‘Swing Line Loans’) to the Borrower from time to time from the date hereof until the Termination Date, provided, that the aggregate unpaid principal amount of the Swing Line Loans at any one time outstanding shall not exceed the Swing Line Guideline.”
Each further reference to “Swing Line Commitment” in the Credit Agreement is amended to read “Swing Line Guideline.”
     2.3 Funding of Agent. Section 2.3(b) is amended to read as follows:
“(b) Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Percentage of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Agent in immediately available funds not later than 11:00 a.m., Minneapolis time. On the date of any requested Swing Line Loans that the Swing Line Bank has agreed to make, the Swing Line Bank shall provide the requested Swing Line Loan to the Agent in immediately available funds not later than 4:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested, provided that the Agent shall not be required to make any amount of the requested Revolving Loans available to the Borrower unless the Agent shall have received such amount from the Banks, and provided, further, that unless the Agent shall have been notified in writing by a Bank prior to the time requested Revolving Loans shall be made hereunder that such Bank does not intend to make its Percentage share of the requested Revolving Loans available to the Agent, the Agent may assume that such Bank has made such Percentage share available to the Agent and the Agent may in reliance on such assumption make Revolving Loans available to the Borrower a corresponding amount. In any case that the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan. If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent’s and the Borrower’s rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.”
     2.4 Letter of Credit Payments. Section 2.8(c)(vi) is amended to read as follows:
“(vi) The Borrower will pay to Agent for the account of each Bank (subject to Section 2.11 with respect to any Defaulting Lender) in accordance with its Percentage a letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the then-applicable Applicable Margin for LIBOR Advances, such fee to be due and payable quarterly, in arrears on the Payment Dates. The Agent will pay to each Bank (subject to Section 2.11 with respect to any Defaulting Lender), promptly after receiving any payment in respect of letter of credit fee referred to in this clause (v), an amount equal to the product of such Bank’s Percentage times the amount of such fees. The Borrower shall also pay to Agent at the Principal Office for the account of the Agent a fronting fee of 0.125% of the face amount of the applicable Letter of Credit. At all times that the rate of interest provided in Section 3.1(d) shall apply to the Loans, the fee paid for the account of the Banks under this Section shall be increased by 2.00% per annum. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.”
     2.5 Defaulting Bank Provisions. Sections 2.11 and 2.12 are added after Section 2.10, and shall read as follows:
     “Section 2.11 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank (the “Default Period”):
(a) Utilization Fees, Facility Fees and Letter of Credit Commitments. Such Defaulting Bank’s Commitment, outstanding Loans and Participation Interests shall be excluded for purposes of calculating the Utilization Fees, Facility Fees and Letter of Credit commissions payable to Banks, and such Defaulting Bank shall not be entitled to receive any Utilization Fees, Facility Fees or Letter of Credit commission pursuant to Section 3.2, 3.3 and Section 2.8(c)(vi), respectively, with respect to such Defaulting Bank’s Commitment and such fees with respect to such Defaulting Bank shall cease to accrue.
(b) Voting. Such Defaulting Bank shall be deemed not to be a “Bank” for purposes of voting on any matters and the Commitment, outstanding Loans and Participation Interests of such Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.2).

(c) Prepayments. To the extent permitted by applicable law, until the end of the Default Period, any voluntary prepayment of the Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Banks as if such Defaulting Bank had no Loans outstanding.
(d) Reallocation of Swing Line Loans and Letters of Credit. If any Swing Line Loans or Letters of Credit are outstanding at the time a Bank becomes a Defaulting Bank then:
(i) all or any part of such Defaulting Bank’s Participation Interests in such Swing Line Loans or Letters of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Loans and Participation Interests plus such Defaulting Bank’s Loans and Participation Interests does not exceed the total of all non-Defaulting Banks’ Commitments and (y) the conditions set forth in Article VI are satisfied at such time; and
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent prepay such Defaulting Bank’s portion of the Swing Line Loans, or deliver collateral for such Defaulting Bank’s portion of drawings under Letters of Credit to be held as provided in Section 10.3 (to the extent not fully reallocated as provided in clause (i) above after giving effect to any partial reallocation thereunder), or enter into an alternative arrangement satisfactory to the Agent with respect to such Defaulting Bank’s portion of the Swing Line Loans or Letters of Credit.
(e) Application of Payments. Subject to application of voluntary prepayments as described in Section 2.11(c), any amount otherwise payable to a Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Sections 2.7(c), 2.8(c)(iv), 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 or 10.4) shall, in lieu of being distributed to such Defaulting Bank, be applied by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Swing Line Bank hereunder, (iii) third, to the funding of any Loan or the funding of any Participation Interest in respect of which such Defaulting Bank has failed to fund its Percentage thereof as required by this Agreement, as determined by the Agent, (iv) fourth, at the election of the Agent and the Borrower, either to (x) repay Borrower Obligations to the non-Defaulting Banks, in such order of application as the Agent shall designate, or (y) be held on account with the Agent as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.
(f) Remedy by Defaulting Bank. In the event that the Agent, the Borrower and the Swing Line Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Participation Interests of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Percentage. In addition, at such time as a Defaulting Bank ceases to be a Defaulting Bank, the Agent shall cause any and all collateral delivered by the Borrower pursuant to Section 2.11(d)(ii) to be promptly released and returned to the Borrower, and there shall be no retroactive adjustment to or accrual of any Utilization Fees, Facility Fees or Letter of Credit commissions that would otherwise have been payable to such Defaulting Bank during the Default Period if such Defaulting Bank had not been a Defaulting Bank.
(g) Non-exclusive Remedies. The rights and remedies against a Defaulting Bank under this Section 2.11 are in addition to other rights and remedies which Borrower may have against such Defaulting Bank with respect to any Funding Default and which the Agent or any Bank may have against such Defaulting Bank with respect to any Funding Default.
     Section 2.12 Replacement of Banks. If the Agent provides the Borrower with a notice pursuant to Section 5.2 or if any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Defaulting Bank and the Agent, require such Defaulting Bank to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a) The Borrower shall have paid to the Agent the assignment fee specified in Section 13.3(b)(ii);
(b) Such Defaulting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and its portion of the Swing Line Participation Amount, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and
(c) Such assignment does not conflict with applicable law.”

     2.6 Payments. Section 4.4 is amended to read as follows:
     “Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made (subject only to required withholding by the Borrower in the case of non-compliance by a Bank with the requirements of Section 13.3(e)) without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota, provided, however, that the Swing Line Bank and the Borrower shall enter into mutually acceptable arrangements for payment of the Swing Line Loans which may permit payment of the Swing Line Loans later than such time. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal, interest and Utilization and Facility Fees. Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Agent is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).”
     2.7 Increased Costs. Section 5.1 is amended to read as follows:
     “Section 5.1 Increased Costs. If, as a result of any change after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:
(a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans or of the Utilization and Facility Fees (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;
(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (excluding any reserve or other requirement reflected in the calculation of LIBOR Rate (Reserve Adjusted)) is imposed, modified or deemed applicable;
(c) any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Loans made by such Bank; or

(d) any other condition (other than any condition relating to taxes, duties, or other charges as set forth in clause (a) above) affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;
and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced to a level below which such Bank could have achieved but for such change;
then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Banks have not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Any Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded. The Borrower will promptly notify such Bank if the Borrower does not agree to such Bank’s determination of any such amount. Any Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods. Notwithstanding the foregoing, no Bank shall charge the Borrower for additional amounts for such additional costs or reductions: (i) which additional amounts applied or accrued more than 90 days prior to the time that such Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless such Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.”
     2.8 Impracticability. Section 5.2 is amended to read as follows:
     “Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto), or in the case of Section 5.2(b), the Agent or the Required Banks determine, that:
(a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period; or
(b) that the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding the LIBOR Advance for a relevant Interest Period;
the Agent shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty on the last day of the current Interest Period with respect thereto.”
     2.9 Quarterly Financial Statements. Section 8.1(b) is amended by deleting “after the end of each quarter of each fiscal year” and inserting “after the end of the first three quarters of each fiscal year” in place thereof.
     2.10 Sale of Assets. Section 9.2 is amended to read as follows:
     “Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:
(a) sales, subleases, leases and licensing of assets in the ordinary course of business;
(b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary;
(c) Permitted Divestitures;
(d) Permitted Securitization Transactions;
(e) the Permitted Reorganization;
(f) Permitted Sales and Leasebacks;
(g) sales of used, obsolete, worn out or surplus equipment;
(h) sales of permitted cash equivalents for cash or cash equivalents;
(i) synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;
(j) abandonment of non-material intellectual property assets in the ordinary course of business; and
(k) surrender, release or waiver of contract rights in the ordinary course of business.”
     2.11 Investments. Section 9.7 is amended to read as follows:
     “Section 9.7 Investments. Acquire for value, make, have or hold any Investments, except:
(a) Investments outstanding on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;

(b) travel advances to officers and employees in the ordinary course of business;
(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
(d) certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(e) commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
(h) share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(i) Investments consisting of loans from any Subsidiary to the Borrower;
(j) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries;
(k) provided that no Default or Event of Default shall have occurred and continued, Investments consisting of loans to or equity investments in (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans and equity investments in the aggregate to any one Subsidiary that is not a Material Subsidiary shall not exceed $5,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);
(l) Investments by the Borrower or any Subsidiary in a Person that conducts only a Regulated Business which Person will be a Subsidiary upon completion of such Investment;
(m) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary) $20,000,000 for any single Investment or series of related Investments in any Person; and
(n) Investments made as part of the Permitted Reorganization.”

     2.12 Liens. Section 9.8 is amended by inserting the following as clause (n) thereof and renumbering the remaining clauses to reflect such addition:
“(n) Liens in favor of the Agent for the benefit of the Agent and the Banks under any provisions of this Agreement or any replacement, additional or successor agreement hereto, requiring such Liens; and”
     2.13 Contingent Liabilities. Section 9.9 is amended by
     “Section 9.9 Contingent Liabilities. Guaranty obligations of any other Person, except for:
(a) Guaranties by the Borrower or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capitalized Lease;
(b) Guaranties by Varistar Corporation of obligations of DMI Industries, Inc. in respect of downpayments by customers of DMI Industries, Inc., in aggregate amounts of up to $30,000,000, with the amount of such Guaranties to be deemed to be either (i) the dollar limitation set forth in any such Guaranty, if applicable, or (ii) the amount of such downpayment so Guarantied;
(c) other Guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate;
(d) Guaranties by any Material Subsidiary of the obligations of the Borrower under that certain Note Purchase Agreement, dated as of December 1, 2001, among the Borrower and the various purchasers which are parties thereto in respect of up to $90,000,000 of 6.63% notes, subject to release to the extent provided in Section 12.1(e);
(e) Guaranty by any Material Subsidiary of the obligations of the Borrower in respect of up to $50,000,000 of 5.778% senior notes due November 30, 2017, subject to release to the extent provided in Section 12.1(e);
(f) Guaranties by the Borrower of the obligations of a Subsidiary under any Agreement involving the sale of accounts receivable permitted by Section 9.2(h), provided, that such Guaranties shall not, in the aggregate, guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000; and
(g) Guaranties by any Material Subsidiary that are Subsidiaries of Varistar Corporation of the obligations of Varistar Corporation under that certain Credit Agreement, dated as of December 23, 2008 (as thereafter amended, renewed or replaced from time to time), among Varistar Corporation, the Banks named therein, Bank of America, N.A., Keybank National Association, and Wells Fargo

Bank, National Association, as Co-Documentation Agents, and U.S. Bank National Association, as Agent and Lead Arranger;
provided, however, that any such Guaranty shall be subject to release to the extent provided in Section 12.1(e) if such Guaranty (i) is a Guaranty of the Borrower or of a Material Subsidiary of the Borrower after the Permitted Reorganization, and (ii) covers the Assumed Liabilities.”
     2.14 Permitted Reorganization. Section 12.2 is amended as follows:
     (a) Section 12.2(d) is amended to read as follows:
“(d) the Permitted Reorganization shall not result in ownership by any Person or group of Persons acting in concert that owned less than 5% of the shares of any voting class of stock of the Borrower of more than 25% of the shares of voting stock of New OTC (other than the ownership by the Borrower of the stock of New OTC prior to the effectiveness of the Permitted Reorganization);”
     (b) Section 12.2(j) is amended to read as follows:
“(j) The Agent shall have received satisfactory evidence that upon consummation of the transactions described herein, the unsecured long term debt of the Borrower shall be rated no lower than BBB- by S&P and Baa2 by Moody’s.”
     2.15 Amendments, Etc. Section 13.2, up to but not including clause (a) thereof, is amended to read as follows:
     “Section 13.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the Required Banks (subject to Section 2.11 with respect to any Defaulting Lender) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks (subject to Section 2.11 with respect to any Defaulting Lender):”
     2.16 Tax Matters. Section 13.3(e) is amended to read as follows:
“(e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who (i) is not a United States Person or (ii) is a United States Person that the Borrower may not treat as an ‘exempt recipient’ within the meaning of Treasury Regulations Section 1.6049-4(c) based on the indicators set forth therein, unless such Assignee or Participant represents and warrants to such Bank, the Agent and the Borrower that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN, W8ECI, W-8 IMY and/or W-9 or any successor to either of such forms, as appropriate, properly completed an claiming complete exemption from withholding and deduction of all Federal Income Taxes. A ‘United States Person’ means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal of fees hereunder.”
     2.17 Schedule 12.1. Schedule 12.1 is replaced by Schedule 12.1 attached to this Amendment. Such replacement adds the Senior Notes listed as item number 5 on such revised schedule to the Senior Indebtedness Agreements retained as obligations of the Borrower after the Permitted Reorganization.
ARTICLE III — REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Banks that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms.
ARTICLE IV — CONDITIONS PRECEDENT
     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:
     4.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     4.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     4.3 Documents. The Borrower, the Agent and the Required Bank shall have executed and delivered this Amendment.

ARTICLE V — GENERAL
     5.1 Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.
     5.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
     5.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     5.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.
     5.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.
(signature page follows)

OTTER TAIL CORPORATION

	By: Title:	/s/ Kevin Moug Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent, and as a Bank

	By:	/s/ Delton Steele

	Title:	VP/Senior Lender

Banks:	BANK OF AMERICA, N.A.

	By:	/s/ A. Quinn Richardson

	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Nancy R. Barwig

	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Keith Luettel

	Title:	Assistant Vice President

MERRILL LYNCH BANK USA

By:

Title:

[not executed]
(signature page to First Amendment)

Schedule 12.1
Senior Indebtedness Agreements and Notes
to be Retained as Obligations of the Borrower following
Permitted Reorganization
     1. Notes issued under the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Borrower and the Noteholders named therein consisting of
(i) $33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017;
(ii) $30,000,000, 6.15% Senior unsecured Notes, Series B, due 2022;
(iii) $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027; and
(iv) $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.
     2. $20,790,000, Mercer County, North Dakota Pollution Control Refunding Revenue Bonds (Otter Tail Corporation Project) Series 2001.
     3. $10,400,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 1993.
     4. $5,185,000, Grant County, South Dakota Pollution Control Refunding Revenue Bonds (otter Tail Power Corporation Project) Series 2001.
     5. $70,000,000, 6.63% Senior Notes due December 1, 2011, issued under the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between the Borrower and the Noteholders party thereto.

Exhibit A
to First Amendment
Otter Tail Corporation d/b/a Otter Tail Power Company
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Advance” means the portion of the outstanding Revolving Loans by the Banks as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a “LIBOR Advance” or a “Base Rate Advance” (each, a “type” of Advance).
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower to perform its obligations under the Loan Documents.
     “Agent” means U.S. Bank National Association, as agent for the Banks hereunder and each successor, as provided in Section 11.8, who shall act as Agent.
     “Agent’s Fee Letter” means the letter agreement, dated as of the date hereof (as hereafter amended from time to time) between the Borrower and the Agent respecting certain fees payable to the Agent for its own account.
     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Facility Fee Rate; Applicable Margin” means the percentages set forth below, determined based on the applicable Level:

	Applicable Margin		Applicable
	LIBOR	Base Rate	Facility
Level:	Advances	Advances	Fee Rate
Level I:	0.325%	0.000%	0.050%
Level II:	0.400%	0.000%	0.075%
Level III:	0.500%	0.000%	0.100%
Level IV	0.625%	0.000%	0.125%
Level V	0.750%	0.000%	0.150%
Level VI	1.000%	0.000%	0.200%

The Applicable Facility Fee Rate and Applicable Margin shall be those shown for Level II as of the date of this Agreement. The Applicable Facility Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of the foregoing, the Levels shall be defined and determined as follows:
Level I shall apply if the Borrower’s Long Term Debt Rating is A or better (S&P) or A2 or better (Moody’s) but no numerically lower Level applies.
Level II shall apply if the Borrower’s Long Term Debt Rating is A- or better (S&P) or A3 or better (Moody’s) but no numerically lower Level applies.
Level III shall apply if the Borrower’s Long Term Debt Rating is BBB+ (S&P) or Baa1 (Moody’s) but no numerically lower Level applies.
Level IV shall apply if the Borrower’s Long Term Debt Rating is BBB (S&P) or Baa2 (Moody’s) but no numerically lower Level applies.
Level V shall apply if the Borrower’s Long Term Debt Rating is BBB- (S&P) or Baa3 (Moody’s) but no numerically lower Level applies.
Level VI shall apply if the Borrower’s Long Term Debt Rating is below BBB- (S&P) or Baa3 (Moody’s).
In the event of a split rating (i.e., Long Term Debt Ratings by S&P and Moody’s that would not be in the same Level), the Level shall be based on the higher Long Term Debt Rating unless the ratings are more than one Level apart, in which case the Level would be based on the Long Term Debt Rating one Level lower than the higher of the two Long Term Debt Ratings.
     “Assumed Liabilities” is defined in Section 12.1.
     “Base Rate” means, for any day, a fluctuating rate per annum as determined by the Agent to equal to the greatest of (a) the Prime Rate in effect on such day, (b) a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, or (c) the LIBOR Rate (Reserve Adjusted) Daily Floating in effect on such day plus 1.00% per annum. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate (Reserve Adjusted) Daily Floating for any reason (including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be a fluctuating rate per annum equal to the Prime Rate in effect from time to time per annum until the circumstances giving rise to such inability no longer exist.
     “Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

     “Borrower Obligations” means each and every debt, liability and other obligation of the Borrower of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to a Bank or to the Banks or to the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under this Agreement, any Letter of Credit Agreement and the Notes.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Agent in the interbank LIBOR market.
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
     “Commitment” means the maximum unpaid principal amount of the Loans and participations in Letters of Credit of all Banks which may from time to time be outstanding hereunder, being initially $170,000,000, as the same may be increased from time to time pursuant to Section 2.9 or reduced from time to time pursuant to Section 4.3, or, if so indicated, the maximum unpaid principal amount of Loans and participations in Letters of Credit of any Bank (which amounts are set forth on Schedule 1.1(a) hereto or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Loans to the Borrower and to participate in the Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.
     “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.
     “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed (a “Funding Default”) to fund any portion of its Loans or Participation Interests (in each case, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent or the Swing Line Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and Participation Interests, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory), excluding gains resulting from sale of fixed assets, during the applicable period; (b) similar non-operating losses, excluding losses from sale of fixed assets, during such period, and (c) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and of Preferred Stock existing as of the date of this Agreement; provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired Person’s EBIT (calculated for such Person as set forth above) for the period of determination shall be added to EBIT, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBIT of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBIT.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Event of Default” means any event described in Section 10.1.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day. Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

     “Facility Fees” shall have the meaning set forth in Section 3.3.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statements of the Borrower referred to in Section 7.5.
     “Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.
     “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
     “Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.
     “Interest-bearing Debt” means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) as lessee under any Capitalized Lease; (e) that are all guaranties and contingent or other legal obligations in respect to Interest-bearing Debt of other Persons, excluding ordinary course endorsements; (f) that are net liabilities under any interest rate swap, collar or other interest rate hedging agreement; (g) that are undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit; (h) that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, (i) that are amounts calculated in respect of Permitted Sales and Leasebacks as provided in the definition thereof; and (j) that are indebtedness attributable to Permitted Securitization Transactions (whether or not such transactions include recourse to the Borrower or a Subsidiary).
     “Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, (e) interest attributable to Permitted Sales and Leasebacks, as provided in the definition thereof, and (f) discount or other yield attributable to Permitted Securitization Transactions.
     “Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided, that:
(a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Termination Date.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
     “Letters of Credit” shall have the meaning set forth in Section 2.8.

     “Letter of Credit Agreements” shall have the meaning set forth in Section 2.8.
     “Letter of Credit Obligations” shall mean the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.
     “LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.
     “LIBOR Interbank Daily Rate” means the offered rate for deposits in United States Dollars for interest periods of one month determined by the Agent from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on each Business Day (without taking into account the two-day future delivery convention applicable to such reports), which rate shall remain in effect until the next following Business Day.
     “LIBOR Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that if the LIBOR Interbank Rate is not determinable in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.
     “LIBOR Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRA	=	LIBOR Interbank Rate

1.00 — LRR
In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Agent for the applicable Interest Period. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Rate (Reserve Adjusted) Daily Floating” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LRRADF	=	LIBOR Interbank Daily Rate

1.00 — LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRADF” means “LIBOR Rate (Reserve Adjusted) Daily Floating”. The Agent’s determination of all such rates shall be conclusive in the absence of manifest error.
     “LIBOR Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the LIBOR Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate or LIBOR Interbank Daily Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loans” means the Revolving Loans and the Swing Line Loans.
     “Loan Documents” means this Agreement, the Notes, each Letter of Credit Agreement, each document and agreement delivered under Section 12.3(e), and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.
     “Long Term Debt Rating” means the rating assigned by S&P and Moody’s to the long term, unsecured and unsubordinated indebtedness of the Borrower.
     “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 5.00% of the consolidated gross revenues of the Borrower and its Subsidiaries. Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Agent, but not less than one time per fiscal year of the Borrower thereafter.
     “Merger Sub” is defined in Section 12.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “New OTC” is defined in Section 12.1.

     “Non-Power Company Assets” means all tangible and intangible assets of the Borrower except for the Power Company Assets, and shall expressly include (a) stock of Varistar Corporation, and (b) all notes payable by Varistar Corporation or any Subsidiary of Varistar Corporation to the Borrower.
     “Notes” means the Revolving Notes and the Swing Line Note.
     “Participation Interests” means the participation interest of each Bank in (a) any Swing Line Loan, as provided in Section 2.7(b), (b) Letters of Credit, as provided in Section 2.8(a) and (b), and (c) Loans of other Banks, as provided in Section 4.5.
     “Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; (b) the last day of each month for any Swing Line Loan, and (c) the last day of each March, June, September and December of each year for each Base Rate Advance and for any fees including, without limitation, Utilization Fees, Facility Fees and the Letter of Credit commissions payable under Section 2.8(c)(vi).
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Percentage” means, as to any Bank, the proportion, expressed as a percentage, that such Bank’s Commitment bears to the total Commitments of all Banks. The Percentages of the Banks as of the date of this Agreement are set forth on Schedule 1.1(a).
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.
     “Permitted Reorganization” means the transactions described in Article XII hereof, which transactions shall be deemed the Permitted Reorganization only when completed in accordance with all of the requirements of Article XII and upon satisfaction, or waiver by the Required Banks, or if so required by Section 13.2, all Banks, of all of the conditions provided therein.
     “Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).

     “Permitted Securitization Transactions” means sales of accounts receivable and other securitization transactions in nominal principal amounts not to exceed (a) $50,000,000 for Varistar Corporation and its Subsidiaries, and (b) $50,000,000 for the Borrower and Subsidiaries other than Varistar Corporation and its Subsidiaries; provided, that such transactions may include only recourse to the Borrower or a Subsidiary (a) under customary representations and warranties not constituting credit support for the assets sold, and (b) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction. The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Expense, shall each be determined on a reasonable basis by the Borrower as if each such transaction were a financing transaction and not a sale.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Power Company” is defined in Section 12.1.
     “Power Company Assets” means all tangible and intangible assets of the Borrower consisting of property, contracts, leases, right, privileges, franchises, patents, trademarks, licenses, registrations and other assets that pertain to the Borrower’s electric generation and transmission business.
     “Preferred Stock” means stock of the Borrower other than common stock.
     “Prime Rate” means the rate of interest from time to time announced by the Agent as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
     “Regulated Business” means a line of business consisting of generation and transmission of electricity, regulated by the Minnesota Public Utilities Commission or an equivalent state or federal regulatory agency in another jurisdiction.
     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Release Notice” is defined in Section 12.2.

     “Released Obligations” is defined in Section 12.2.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.
     “Required Banks” means (subject to Section 2.11 with respect to any Defaulting Bank) those Banks whose total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50.00% of the aggregate outstanding principal of all Loans; provided, that if there shall be at least 5 Banks, Required Banks shall mean at least 3 Banks which 3 Banks’ total Percentage exceeds 50.00%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 50.00% of the aggregate outstanding principal of all Loans.
     “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only). Consummation of the Permitted Reorganization in accordance with the terms and conditions set forth in Article XII hereof shall not be deemed to constitute a Restricted Payment.
     “Revolving Loans” means the Loans described in Section 2.1(a).
     “Revolving Note” means the promissory note of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A-1, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “S&P” means Standard & Poor’s Ratings Group.
     “Senior Indebtedness Agreement” means any agreement under which the Borrower issues notes or incurs obligations for Interest-bearing Debt, which notes and Interest-bearing Debt are senior obligations of the Borrower, pari passu with the Loans and Notes, and shall include (a) the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to the $90,000,000, 6.63% Senior Notes of the Borrower due December 1, 2011, (b) the Note Purchase Agreement, dated as of February 23, 2007, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to the $50,000,000, 5.778% Senior Notes of the Borrower due November 30, 2017, and (c) the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $33,000,000, 5.95% Senior Unsecured

Notes, Series A, due 2017, (ii) the $30,000,000, 6.15% Senior unsecured Notes, Series B, due 2022, (iii) the $42,000,000, 6.37% Senior Unsecured notes, Series C, due 2027, and (iv) the $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037.
     “Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement, but not any other voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity. Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application, as defined in the Senior Indebtedness Agreements (or any Senior Indebtedness Agreement).
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     “Swing Line Guideline” means the maximum unpaid principal amount of the Swing Line Loans which may from time to time be outstanding hereunder, being initially $20,000,000.
     “Swing Line Bank” means U.S. Bank.
     “Swing Line Loans” means the Loans described in Section 2.1(b).
     “Swing Line Note” means the promissory note of the Borrower described in Section 2.5(b), substantially in the form of Exhibit A-2, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “Swing Line Participation Amount” is defined in Section 2.7(b).
     “Termination Date” means the earliest of (a) July 30, 2011, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or (c) the date on which the Commitments are reduced to zero pursuant to Section 4.3 hereof.
     “Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.

     “Total Utilization” means the sum, at any time of (a) the outstanding principal amount of the Loans, plus (b) outstanding Letter of Credit Obligations.
     “Unrefunded Swing Line Loans” is defined in Section 2.7(b).
     “U.S. Bank” means U.S. Bank National Association, in its individual capacity and not as Agent hereunder.
     “Utilization Fees” is defined in Section 3.2.